SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 16, 2009

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 Hayden Avenue, Lexington, Massachusetts 02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (781) 860-8660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

On December 16, 2009, the registrant, Cubist Pharmaceuticals, Inc., a Delaware corporation (“Cubist”), completed its acquisition of Calixa Therapeutics Inc., a Delaware corporation (“Calixa”), pursuant to an Agreement and Plan of Merger entered into by Cubist and Calixa on December 12, 2009 (the “Merger Agreement”).  Cubist’s acquisition of Calixa was effected by merging a Delaware corporation and wholly-owned subsidiary of Cubist with and into Calixa, with Calixa continuing as the surviving corporation and becoming a wholly-owned subsidiary of Cubist (the “Merger”).  As consideration for the Merger and pursuant to the terms of the Merger Agreement, Cubist paid, upon the consummation of the Merger, an aggregate of $92.5 million in cash (subject to certain escrow provisions and adjustments) to the holders of shares of capital stock of Calixa and to the holders of options and warrants convertible into shares of capital stock of Calixa, and may be required to make certain additional post-closing payments to such holders of up to an aggregate of $310 million upon achieving certain development, regulatory, and commercial milestones.

The foregoing description of the transaction contained in this Item 2.01 does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which will be filed with the Securities Exchange Commission as an exhibit to Cubist’s Annual Report on Form 10-K for the year ending on December 31, 2009.

The December 16, 2009 press release announcing completion of Cubist’s acquisition of Calixa is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a)       Financial Statements of Business Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)       Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)          Exhibits.

99.1	Press Release dated December 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACEUTICALS, INC.

	By:	/s/ Tamara L. Joseph
Tamara L. Joseph
Senior Vice President, General Counsel and Secretary

Dated: December 17, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 16, 2009